CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in the Registration Statement on Form N-14 of the Investment Managers Series Trust and to the use of our report dated February 23, 2018 on the financial statements and financial highlights of the Phocas Real Estate Fund, a series of shares of beneficial interest in Forum Funds II. Such financial statements and financial highlights appear in the December 31, 2017 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

June 20, 2018